[LETTERHEAD OF COLORADO PUBLIC UTILITIES COMMISSION]

                         [SEAL OF THE STATE OF COLORADO]

                                  May 26, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commission Members:

      The Public Utilities Commission of the State of Colorado has been advised that UtiliCorp United Inc., either itself or through a subsidiary or other entity in which UtiliCorp holds an ownership interest, may obtain an interest in one or more natural gas businesses in Australia. This letter is submitted pursuant to the requirements of Section 3(b) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

      The Public Utilities Commission of the State of Colorado has jurisdiction over the retail electric and natural gas rates of UtiliCorp United Inc., which is a public utility company as such term is defined in the Act. In Colorado, UtiliCorp United Inc. provides electric service to retail customers through its WestPlains Energy Division and retail natural gas service through its Peoples Natural Gas Division.

      The Public Utilities Commission of the State of Colorado hereby certifies that it has the authority and resources to protect ratepayers subject to its jurisdiction with respect to any foreign acquisitions and that it intends to exercise its authority.

                                   Sincerely,


                                   /s/ Bruce N. Smith

                                   Bruce N. Smith
                                   Director

cc: Steven H. Denman, Esq.

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                                              RECEIVED

                                             MAY 27 1998
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